UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934


Ramco-Gershenson Properties Trust
(Name of Issuer)

Common Stock
(Title of Class of Securities)

751452202
(CUSIP Number)


Check the appropriate box to designate the rule pursuant
to which this Schedule is filed:
*	Rule 13d-1(b)
	Rule 13d-1(c)
	Rule 13d-1(d)



Page 1 of 8 Pages


1
NAME OF REPORTING PERSON:
LaSalle Investment Management Securities, LLC

S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
36-3991973

2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

Not applicable


3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Maryland

5
SOLE VOTING POWER

0

NUMBER
OF SHARES
BENEFICIALLY
OWNED BY
6
SHARED VOTING POWER

0

EACH
REPORTING
PERSON WITH
7
SOLE DISPOSITIVE POWER
0


8
SHARED DISPOSITIVE POWER

0

9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

Not applicable
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.00%

12
TYPE OF REPORTING PERSON*
IA


*SEE INSTRUCTIONS BEFORE FILLING OUT!



Item 1.
     	(a)	Name of Issuer
     		Ramco-Gershenson Properties Trust

	(b)	Address of Issuer's Principal Executive Offices
		31500 Northwestern Highway, Suite 300
		Farmington Hills, MI 48334-2501

Item 2.
     LaSalle Investment Management, Inc. provides the
following information:
     	(a)	Name of Person Filing
		LaSalle Investment Management Securities, LLC

	(b)	Address of Principal Business Office or, if none,
Residence
		100 East Pratt Street
		Baltimore, MD 21202

	(c)	Citizenship
		Maryland

	(d)	Title of Class of Securities

		Common Stock, $.01 par value per share

	(e)	CUSIP Number

		 751452202

	Item 3.		If this statement is filed
pursuant to Rule 13d-1(b), or 13d-2(b), check whether the
person filing is a:
      (a)		Broker or Dealer registered under Section 15
of the Act
      (b)		Bank as defined in Section 3(a)(6) of the Act
      (c)		Insurance Company as defined in Section
3(a)(19) of the Act
(d)		Investment Company registered under Section 8
of the Investment Company Act
(e)	*	Investment Adviser registered under Section
203 of the Investment Advisers Act of 1940
(f)		Employee Benefit Plan, Pension Fund which is
subject to the provisions of the Employee
Retirement Income Security Act of 1974 or
Endowment Fund; see 240.13d-1(b)(1)(ii)(F)
(g)		Parent Holding Company, in accordance with
240.13d-1(b)(ii)(G) (Note:  See Item 7)
(h)		A savings association as defined in section
3(b) of the Federal Deposit Insurance Act
(i)		A church plan that is excluded from the
definition of an investment company under
section 3(c)(14) of the Investment Company Act
of 1940
(j)		Group, in accordance with 240.13d-1(b)-
1(ii)(J)


Item 4.	Ownership
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

	(a)	Amount Beneficially Owned
      	0

	(b)	Percent of Class
      	0.00%

	(c)	Number of shares as to which such person has:

		(i)	sole power to vote or to direct the vote
      		0

		(ii)	shared power to vote or to direct the vote
      		0

		(iii)	sole power to dispose or to
direct the disposition of
      		0

		(iv)	shared power to dispose or to direct the
disposition of
      		0
Item 5.	Ownership of Five Percent or Less of a Class
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]


Item 6.	Ownership of More than Five Percent on Behalf of
Another Person

      	Not applicable.

Item 7.	Identification and Classification of the
Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

      	Not applicable.

Item 8.	Identification and Classification of Members of
the Group

      	Not applicable.

Item 9.	Notice of Dissolution of Group

      	Not applicable.

Item 10.	Certification
     	By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



Dated:	February 10, 2017

LASALLE INVESTMENT MANAGEMENT
SECURITIES, LLC


By:/s/ Chaim Preiser
Name:	Chaim Preiser
Title:	Compliance Analyst


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